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THE MERGER FUND

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April 16, 2007

Dear Fellow Shareholder:

The Merger Fund® had another good quarter. In the three months ended March 31, the Fund’s NAV rose from $15.62 to $16.05, a gain of 2.8%. Although the first quarter was a choppy period for equity investors, the Fund’s performance remained remarkably consistent, with March representing our 17th consecutive profitable month. Global M&A activity reached $1.1 trillion in the March quarter, up 27% from the same period in 2006. Deal-making in the U.S. showed an even larger gain; at about $440 billion, domestic merger volume rose 32% from year-earlier levels. A full plate of arbitrage opportunities continued to make for generally favorable deal spreads. Even better, five pending takeovers in which the Fund had invested were subject to overbids, the largest number of such “windfalls” we’ve ever had in a single quarter. One proposed acquisition included among our arbitrage holdings was called off when the target’s shareholders refused to support the offer, but thanks to some opportunistic trading, this position still produced a net profit for the Fund. We experienced a less happy outcome, however, when one of our companies that had put itself on the auction block failed to attract any acceptable bids. Overall, 18 of our arbitrage holdings showed meaningful gains, while five posted losses.

Overbids

Some of the Fund’s most profitable holdings last quarter involved deals in which aggressive third parties put higher takeover offers in front of companies that had already signed merger agreements with other suitors. Overbid situations in our portfolio included CBOT Holdings, whose agreed-upon deal with its cross-town rival, the Chicago Mercantile Exchange, was put at risk by a topping bid from the Intercontinental Exchange; EGL, a freight-forwarding company, which attracted a competing $40-a-share going-private proposal from Apollo Management, an offer that trumped a board-approved $38-a-share buyout organized by the target company’s CEO and two private-equity firms, Centerbridge Partners and Woodbridge Co.; Endesa, the Spanish utility, which received an 11th-hour joint bid from Italy’s Enel and Spain’s Acciona that caused E.ON, the German utility that had a recommended deal with Endesa, to throw in the towel; Equity Office Properties, won by The Blackstone Group after a spirited bidding contest with Vornado Realty Trust; and Triad Hospitals, whose agreement to be taken private by CCMP Capital Advisors and Goldman Sachs Capital Partners was abandoned in favor of a superior offer from a strategic buyer, Community Health Systems.

A Bird in the Hand...

Second-guessing management’s response to an unsolicited takeover offer is admittedly easier in hindsight, but the decision last fall by Energy Partners, an oil and gas producer, to spurn negotiations with Woodside Petroleum, its much larger suitor, appears to have been a major blunder, at least from the perspective of The Merger Fund® and the target’s other shareholders. This saga began in April 2006 with Energy Partners’ ill-fated agreement to buy Stone Energy, another independent exploration and production company. Four months later, while the parties were still working toward completion of their transaction, Woodside, Australia’s second-largest oil and gas producer, made an all-cash offer for Energy Partners at a significant premium to where the stock had been trading. Woodside’s proposal, however, was contingent on the termination of the deal with Stone Energy, whose assets and exploration program were less of a fit with the Australian company’s North American operations.

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Recognizing that Energy Partners’ shareholders would not vote to approve the Stone acquisition in the face of Woodside’s conditional takeover offer, the two companies mutually agreed to go their separate ways. Although the path had been cleared for Energy Partners to begin negotiations with Woodside-talks that might have resulted in an improved bid-the company chose to stiff-arm its would-be acquirer and refused to allow Woodside the opportunity to conduct due diligence. Energy Partners did announce that it would explore its strategic alternatives, meaning that the company was essentially on the auction block. Management apparently believed that the sale process would lead to a third-party bid superior to what Woodside was willing to pay. This assumption proved to be far off the mark.

Unfortunately for Energy Partners, oil and gas prices, which had been close to record levels when Woodside launched its tender offer, began to soften, reducing the value of the company’s reserves. At the same time, Energy Partners encountered some operational setbacks, also weighing on its value to a potential acquirer. Although both strategic and private-equity buyers took a look at the company’s books, the auction failed to elicit a single definitive offer, let alone one that rivaled Woodside’s bid. As a sop to its shareholders, Energy Partners has begun a self-tender for 22% of its common stock. The purchase price, $23 a share, matches Woodside’s initial offer, but once the tender is completed later this month, the shares remaining in public hands are likely to trade much lower. As they say, timing is everything.

Making Hay While the Sun Shines

Enjoying a seemingly endless supply of capital, the leading private-equity firms continue to have a voracious appetite for deals. Also noteworthy is the growing size of their transactions. The March quarter saw the announcement of a record-breaking $45 billion leveraged buyout, and multi-billion-dollar LBOs are now commonplace. Among the going-private transactions in which The Merger Fund® has recently invested are those involving The ServiceMaster Company, a provider of lawn-care and pest-control services, which has agreed to be acquired by Clayton Dubilier & Rice Inc.; Dollar General Corporation, operator of a chain of discount stores, the object of an LBO by Kohlberg Kravis Roberts & Co.; and Laureate Education, Inc., which offers college-level and graduate programs at both its bricks-and-mortar universities and via the Internet to students in Latin America and Europe, being taken private by what may be the largest group of private-equity funds ever assembled for a single deal, including Kohlberg Kravis Roberts & Co., Citigroup Private Equity, S.A.C. Capital Management, LLC, SPG Partners, Bregal Investments, Canada’s Caisse de depot et placement du Quebec, Sterling Capital, Makena Capital, Torreal S.A. and Southern Cross Capital.

Other new LBOs in the Fund’s portfolio include Kronos, Inc., a supplier of software for human-resources applications, which has agreed to be acquired by Hellman & Friedman, LLC; Tribune Company, owner of radio and TV stations and publisher of the Chicago Tribune, The Los Angeles Times and Newsday, to become a private company owned by its employees and Chicago real estate magnate Sam Zell; First Data Corporation, a processor of credit-card transactions and other electronic payments, being acquired by Kohlberg Kravis Roberts & Co. for $29 billion in one of the largest LBOs to date; and TXU Corp., a Texas-based utility, whose proposed $45 billion acquisition by an investor group led by Kohlberg Kravis Roberts & Co. and Texas Pacific Group sets a new record for going-private transactions.

New Strategic Deals

The Fund has recently taken positions in a number of friendly takeovers involving strategic buyers, including First Republic Bank, which is being acquired by Merrill Lynch & Co. as part of the brokerage firm’s effort to expand its services to high-net-worth individuals; Novelis, Inc., a manufacturer of aluminum products for the automotive and food and beverage industries, to be purchased by Hindalco Industries Ltd., India’s largest aluminum producer, in a $3 billion transaction that highlights how industries and markets are becoming increasingly internationalized; Laidlaw International Inc., a provider of school and intercity bus service, being acquired by Britain’s FirstGroup plc, which already has a significant share of the North American school-bus market; Hydril Co., a manufacturer of valves, meters and other equipment for deepwater drilling, to become part of Luxembourg-based Tenaris SA, the world’s largest maker of drilling pipe; Compass Bancshares, Inc., in a merger pact with Banco Bilbao Vizcaya Argentaria SA, Spain’s second-biggest bank; and Florida Rock Industries, Inc., a supplier of concrete, sand and gravel and other building materials, to combine with Vulcan Materials Company.

Other new strategic deals include Dendrite International, Inc., a software company specializing in products and support services for the pharmaceutical industry, being purchased by France’s CEGEDIM S.A.; Sierra Health Services, Inc., a managed-care company, which has agreed to be acquired by UnitedHealth Group in a transaction that expands the buyer’s presence in the fast-growing Southwest region of the U.S.; PHH Corporation, an originator of residential mortgages and manager of corporate vehicle fleets, to be purchased by General Electric Company, which has agreed to sell PHH’s mortgage unit to The Blackstone Group after the deal closes; WebEx Communications, Inc., the leading provider of Internet-based teleconferencing services, to become part of Cisco Systems, Inc.; InfraSource Services, Inc., a provider of construction and maintenance services to the utility industry, being acquired by another major utility contractor, Quanta Services, Inc.; TODCO, operator of a fleet of offshore drilling rigs, to merge with Hercules Offshore, Inc.; and Lone Star Technologies, Inc., a manufacturer of drilling pipe and other tubular products for the oil and gas industry, in a takeover pact with United States Steel Corp.

Other New Positions

The Fund has also invested in several “pre-deal” situations, including OMI Corp., operator of a fleet of oil tankers, whose recently announced review of strategic alternatives may lead to the sale of the company; ABN AMRO Holding NV, one of the world’s largest banks, which has attracted takeover interest from U.K.-based Barclays plc-currently in exclusive talks with ABN about a possible bid-and a rival group of financial institutions consisting of Royal Bank of Scotland Group plc, Spain’s Santander Central Hispano SA and Belgium-based Fortis; Alliance Boots plc, a major U.K. pharmacy operator and drug wholesaler, whose existence as a publicly traded company may be drawing to a close in the wake of buyout interest from two private-equity groups, one of which includes Boots’ Deputy Chairman and 15% shareholder; Mirant Corp., one of the country’s largest operators of power plants, in the process of exploring its strategic options; and United Rentals, Inc., a leading construction-equipment rental company operating in the U.S., Canada and Mexico, which has put itself up for sale.

The Merger Fund® currently holds positions in 56 arbitrage situations and is fully invested.

Your Vote Matters

Finally, we recently circulated proxy material for a special meeting of the Fund’s shareholders. The purpose of the meeting is twofold. First, we’re asking you to elect four individuals, including yours truly, to the Fund’s Board of Trustees. Second, we’re seeking approval for certain changes in the Fund’s investment policies. These changes, many of which are technical in nature, should not affect the Fund’s fundamental investment approach or risk profile, but they will provide your portfolio-management team with additional tools and increased flexibility to pursue the Fund’s merger-arbitrage strategy. The special meeting, previously scheduled for April 17, will be adjourned to a later date to allow us more time to solicit proxies from those of you who may have misplaced, discarded or let the family dog eat our mailing. If you haven’t yet returned your proxy card, please call toll-free (888) 684-2438 for assistance in voting your shares. As always, we appreciate the continued support of our shareholders.

Sincerely,

/s/ Frederick W. Green
Frederick W. Green
President

Note: The performance figures discussed in this letter represent past performance and may not be indicative of future results. The Fund's share price and return will vary, and investors may have a gain or loss when they redeem their shares.